FORM 4

                   STATEMENT OF CHANGE IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(l) of the Investment Company Act of 1940

[_] Check this box if no longer Subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction l(lr).

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1.   NAME and ADDRESS of Reporting Person

     Serenbetz                       Warren               L.
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   (Last)                           (First)             (Middle)
    c/o Interpool, Inc.
    211 College Road East
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                                    (Street)

    Princeton                        NJ                   08540
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   (City)                           (State)              (Zip)


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2.   ISSUER NAME and Ticker or Trading Symbol

                             Interpool, Inc. (IPX)

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year

                                   March 2000

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer                              [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table 1 -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   (D)       Nature of
                                      2.            Code         -----------------------------   Owned End      Direct    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of the Month   or (I)    Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      Indirect  Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          03/09/00       P               2,857        A     6.1825                   I        (1)(2)
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Common Stock                          03/10/00       P               2,857        A     6.25                     I        (1)(2)
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Common Stock                          03/13/00       P               2,857        A     5.4285                   I        (1)(2)
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Common Stock                          03/13/00       P               5,686        A     5.5      2,427,760       I        (1)(2)
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                                                                                                   891,308       D
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(1) Stock acquired by The Ivy Group, LLC a New Jersey limited liability company in which the reporting person holds a 28.57% interest.

(2) Aggregate indirect beneficial interest in 2,427,760 shares includes 1,134,584 shares owned by family members, 1,119,560 shares owned by Hickory Enterprises, L.P. a limited partnership in which the reporting person holds a 22% non voting interest, and 173,616 shares held by The Ivy Group, LLC a New Jersey limited liability company in which reporting person holds a 28.57% interest.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, conversions)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:


        /s/ Warren L. Serenbetz                                   04/04/00
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        Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.